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Exhibit 23


ACCOUNTANTS' CONSENT

The Board of Directors
Ballantyne of Omaha, Inc.:


We consent to incorporation by reference in the Registration Statement No. 333-03849 on Form S-8 and No. 333-22357 on Form S-3 of Ballantyne of Omaha, Inc. of our report dated January 21, 2000, relating to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999
Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

/s/ KPMG LLP


Omaha, Nebraska
March 29, 2000